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                                                                  Exhibit 99.1
REPUBLIC INDUSTRIES, INC.


                                                200 East Las Olas Boulevard
                                                Suite 1400
                                                Fort Lauderdale, Florida 33301
                                                954-627-6000
                                                954-779-3884 FAX




FOR IMMEDIATE RELEASE                               CONTACT: J. RONALD CASTELL
- ---------------------                               (954) 627-6000


         REPUBLIC INDUSTRIES ANNOUNCES $200 MILLION PRIVATE PLACEMENT


        Ft. Lauderdale, Florida (May 20, 1996)--Republic Industries, Inc. (NASDAQ:RWIN) today announced that it has accepted subscriptions to sell approximately 5,000,000 shares of common stock to certain institutional investors in a private placement for which Allen & Company Incorporated served as placement agent. The shares will be issued at $40.50 per share, resulting in proceeds to Republic of approximately $200 million. Funding of the transaction is expected today.


        The proceeds from the transaction will be used to retire debt assumed in acquisitions, capital expenditures and for general corporate purposes.

        Republic is a diversified company which primarily provides solid waste services and electronic security installation, servicing and monitoring services. Recently, Republic announced it had signed an agreement, subject to stockholder approval, to acquire AutoNation Incorporated which is a developing chain of used car mega-stores.